Exhibit 3.12

CERTIFICATE OF FORMATION

OF

NEW PUBLIC RANGERS MANAGER, L.L.C.

This Certificate of Formation, dated October 16, 2013, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1.Name. The name of the Company is “New Public Rangers Manager, L.L.C.”.

2.Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801

EXECUTED as of the date written first above.

	By:	/s/ Crosby Scofield
	Name:	Crosby Scofield
	Title:	Authorized Person

US 2135641v.1